Exhibit 3.6

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

KEY MINING CORP.

KEY MINING CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Key Mining Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) was February 18, 2020 under the name Tavros Gold Corp. (the “Original Certificate”). The Original Certificate was amended by that certain Certificate of Amendment of Certificate of Incorporation, whereby the Corporation changed its name to TiO2 Minerals Corp., filed with the Delaware Secretary of State on July 17, 2020 (the “First Amended Certificate”). The First Amended Certificate was amended by that certain Certificate of Amendment of Certificate of Incorporation, whereby the Corporation changed its name to CopperEx Corp., filed with the Delaware Secretary of State on February 22, 2021 (the “Second Amended Certificate”). The Second Amended Certificate was amended by that certain Certificate of Amendment of Certificate of Incorporation, whereby the Corporation changed its name to Key Metals Corp., filed with the Delaware Secretary of State on April 5, 2021 (the “Third Amended Certificate”). The Third Amended Certificate was amended by that certain Certificate of Amendment to the Certificate of Incorporation, whereby the Corporation changed its name to Key Mining Corp., filed with the Delaware Secretary of State on August 8, 2023 (the “Fourth Amended Certificate”, and collectively with the Original Certificate, the First Amended Certificate, the Second Amended Certificate and the Third Amended Certificate, the “Certificate of Incorporation”).

SECOND: Article 3 of the Certificate of Incorporation shall be amended by inserting the following at the end of such section:

“Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Certificate of Amendment (the “Effective Time”), each four (4) shares of the Corporation’s Common Stock issued and outstanding (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”). The conversion described in the foregoing sentence shall be collectively referred to herein as the “Reverse Stock Split.” Any shares of Old Common Stock currently held in the Corporation’s treasury shall also be converted into Common Stock in accordance with the Reverse Stock Split. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall round shares up to the nearest whole number. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock has been converted in the Reverse Stock Split pursuant to this Certificate of Amendment. Whether or not fractional shares will be issuable upon the Reverse Stock Split shall be determined on the basis of the number of shares of Old Common Stock represented by each certificate of Old Common Stock at the time of the Reverse Stock Split and the number of shares of New Common Stock issuable with respect to each such certificate upon the Reverse Stock Split.”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 24th day of January, 2024.

KEY MINING CORP.

By:	/s/ Cesar A. López Alarcón
Name:	Cesar A. López Alarcón
Title:	President and Chief Executive Officer